Exhibit 99.1

ENERGY TRANSFER PARTNERS, L.P. ANNOUNCES
TWO-FOR-ONE SPLIT OF PARTNERSHIP UNITS

DALLAS, TEXAS — January 27, 2005 — Energy Transfer Partners, L.P. (NYSE:ETP) announced today that the Board of Directors of its general partner has approved a two-for-one split for each class of the Partnership’s limited partner units. Holders of record on the record date of February 28, 2005 will receive one additional Partnership unit for each Partnership unit owned on that date. The additional Partnership units will be distributed on March 15, 2005.

This action highlights the Board’s confidence in the Partnership’s financial performance and growth prospects. It also reflects the Board’s continued commitment to improving liquidity and broadening the ownership of the Partnership units.

Based upon the current annual distribution of $3.50 per unit, the annual cash distribution rate will be $1.75 per unit, or $0.4375 per unit quarterly, after the two-for-one split of the Partnership units. Management previously announced its intention to recommend to the Board of Directors a $0.20 increase in the annual distribution to $3.70 per unit. If the recommended increase is approved by the Board of Directors, the annual distribution following the unit split will be $1.85, or $0.4625 quarterly.

The Partnership will have approximately 102.2 million Common Units outstanding upon completion of the two-for-one unit split, following yesterday’s announcement of the Partnership’s private placement of $350 million of its Common Units. That private placement was made in connection with the financing of the acquisition of the controlling interests in the entity owning the Houston Pipeline system and related storage facilities. The Partnership intends as soon as practical to repay a portion of the debt incurred in the acquisition of the HPL system through proceeds from other equity offerings or placements to further enhance the Partnership’s capital structure.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas operations include approximately 12,000 miles of natural gas gathering and transportation pipelines with an aggregate throughput capacity of 7.6 billion cubic feet of natural gas per day, with natural gas treating and processing assets located in Texas, Oklahoma, and Louisiana. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 650,000 customers from 311 customer service locations in 32 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill at 918-492-7272.